Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:

Ralph J. Harms	Investors:
Transmeta Corporation	Mozes Communications
408.919.3000	Kristine Mozes
781.652.8875
Transmeta Receives Letter from Nasdaq Regarding
Noncompliance with Minimum Bid Price Rule
Santa Clara, CA — March 27, 2007 — Transmeta Corporation (NASDAQ:TMTA) today announced that on March 21, 2007 it received a letter from the Nasdaq Stock Market indicating that Transmeta is not in compliance with the Nasdaq Stock Market’s requirements for continued listing because, for the previous 30 consecutive business days, the bid price of Transmeta’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). Nasdaq stated in its letter that in accordance with the Nasdaq Marketplace Rules, Transmeta will be provided 180 calendar days, or until September 17, 2007, to regain compliance with the Minimum Bid Price Rule. This notification has no effect on the listing of the Company’s common stock at this time.
The Nasdaq letter also states that if, at any time before September 17, 2007, the bid price of Transmeta’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide the Company written notification that it has achieved compliance with the Minimum Bid Price Rule. However, the letter states that if the Company does not regain compliance with the Minimum Bid Price Rule by September 17, 2007, the Nasdaq staff will provide the Company with written notification that its common stock will be delisted from the Nasdaq Stock Market.
In the event that Transmeta were to receive notice that its common stock is delisted from the Nasdaq Stock Market, Nasdaq rules permit Transmeta to appeal any delisting determination by the Nasdaq staff to a Nasdaq Listings Qualifications Panel. In addition, in the event that such a delisting determination was based solely on non-compliance with the Minimum Bid Price Rule, Nasdaq Marketplace Rule 4450(i) may permit the Company to transfer its common stock to the Nasdaq’s Capital Market if the Company’s common stock satisfies all criteria for initial inclusion on such market other than compliance with the Minimum Bid Price Rule. In the event of such a transfer, the Nasdaq Marketplace Rules provide that the Company would be provided an additional 180 calendar days to comply with the Minimum Bid Price Rule while on the Nasdaq Capital Market.
About Transmeta Corporation
      Transmeta Corporation develops and licenses innovative computing, microprocessor and semiconductor technologies and related intellectual property. Founded in 1995, we first became known for designing, developing and selling our highly efficient x86-compatible software-based microprocessors, which deliver a balance of low power consumption, high performance, low cost and small size suited for diverse computing platforms. We are presently focused on developing and licensing our advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices, and in licensing our computing and microprocessor technologies to other companies. To learn more about Transmeta, visit www.transmeta.com.